EXHIBIT 99.6

Information related to First Data’s certain material risks

related to First Data Corporation’s business, operations and financial condition

Unless the context otherwise requires, all references herein to “First Data,” “FDC,” the “Company,” “we,” “our,” or “us” refer to First Data Corporation and its consolidated subsidiaries.

RISK FACTORS

The following are certain risks that could affect our business and our results of operations. The risks identified below are not all encompassing but should be considered in establishing an opinion of our future operations.

Risks Related to the Pending Merger

The pending merger with a subsidiary of Fiserv, Inc. is contingent upon the satisfaction of a number of conditions, may require significant time and attention of our management, and may have a material adverse effect on us if it is not completed.

On January 16, 2019, First Data and Fiserv, Inc. entered into an agreement and plan of merger, under which FDC will merge with a subsidiary of Fiserv. The merger agreement generally requires us to operate our business in the ordinary course pending consummation of the proposed merger and restricts us, without Fiserv’s consent, from taking certain specified actions until the merger is completed. These restrictions may affect our ability to execute our business strategies and attain our financial and other goals and may impact our financial condition, results of operations and cash flows. In addition, the pursuit of the merger and the preparation for the integration of our business with Fiserv may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns could adversely affect our financial results.

We currently anticipate that we will close the merger during the second half of 2019, but we cannot be certain when or if the conditions for the Merger will be satisfied or waived. The merger cannot be completed until the conditions are satisfied or waived, including the receipt of required antitrust and other regulatory approvals and other customary closing conditions. Satisfying the conditions to the closing of the merger may take longer than we expect. In the event that the merger is not completed for any reason, we will remain an independent public company and holders of our common stock will continue to own their shares of our common stock. If the merger is not completed for any reason, the price of our common stock may decline to the extent that the current market price may reflect an assumption that each First Data share will be exchanged for 0.303 shares of Fiserv upon consummation of the merger as specified in the merger agreement. Investor confidence also could decline.

Whether or not we complete the merger, our ongoing businesses may be adversely affected and we may be subject to certain risks and consequences as a result of pursuing the merger, including, among others, the following:

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execution of the proposed merger will require significant time and attention from management, which may distract them from operating our business and executing on other initiatives that may have been beneficial to us;

•	we may lose management personnel and other key employees and our employees may be distracted due to uncertainty about their future roles with the new combined company;

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parties with which we have business relationship may experience uncertainty as to the future of such relations and may delay or defer certain business decisions, seek alternative relations with others, or change their present business relationship with us;

•	we could be the subject of litigation related to the proposed merger, which could result in significant costs and expenses;

•	we will be required to pay significant costs and expenses relating to the merger, such as legal, accounting, and other professional fees, whether or not the merger is completed;

•	we may have to forgo other opportunities in favor of the merger instead of pursuing such other opportunities that could be beneficial to First Data; and

•	we may experience negative reactions from the financial markets, particularly if we fail to complete the merger.

In addition to the foregoing, the ratio for the exchange of First Data stock into Fiserv stock to be received pursuant to the Merger Agreement is fixed. The exchange ratio will not increase because of fluctuations in the market price of Fiserv stock or changes in our business, assets, liabilities, prospects, outlook, financial condition or results of operation or in the event of any change in the market price of, analyst estimates of, or projections relating to, our common stock. Because the conversion ratio is fixed, the market price of First Data stock may be impacted by any changes in the market price of Fiserv stock.

Business and Operational Risks

Global economic, political, and other conditions may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability.

Financial services, payments, and technology industries in which we operate depend heavily upon the overall level of consumer, business, and government spending. A sustained deterioration in the general economic conditions (including distress in financial markets, turmoil in specific economies around the world, and additional government intervention), particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving payment cards. A reduction in the amount of consumer spending could result in a decrease of our revenue and profits.

Adverse economic trends may accelerate the timing, or increase the impact of, risks to our financial performance. Such trends may include, but are not limited to, the following:

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Declining economies, foreign currency fluctuations, and the pace of economic recovery can change consumer spending behaviors, such as cross-border travel patterns, on which a significant portion of our revenues are dependent.

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Low levels of consumer and business confidence typically associated with recessionary environments and those markets experiencing relatively high unemployment, may cause decreased spending by cardholders.

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Budgetary concerns in the United States and other countries around the world could affect the United States and other specific sovereign credit ratings, impact consumer confidence and spending, and increase the risks of operating in those countries.

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Emerging market economies tend to be more volatile than the more established markets we serve in the United States and Europe, and adverse economic trends may be more pronounced in such emerging markets.

•	Financial institutions may restrict credit lines to cardholders or limit the issuance of new cards to mitigate cardholder defaults.

•	Uncertainty and volatility in the performance of our clients’ businesses may make estimates of our revenues, rebates, incentives, and realization of prepaid assets less predictable.

•	Our clients may decrease spending for value-added services.

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Government intervention, including the effect of laws, regulations, and /or government investments in our clients, may have potential negative effects on our business and our relationships with our clients or otherwise alter their strategic direction away from our products.

A weakening in the economy could also force some retailers to close, resulting in exposure to potential credit losses and declines in transactions, and reduced earnings on transactions due to a potential shift to large discount merchants. Additionally, credit card issuers may reduce credit limits and become more selective in their card issuance practices. Changes in economic conditions could adversely impact our future revenues and profits and result in a downgrade of our debt ratings, which may lead to termination or modification of certain contracts and make it more difficult for us to obtain new business. Any of these developments could have a material adverse impact on our overall business and results of operations.

Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results.

Financial services, payments, and technology industries are subject to rapid technological advancements, new products and services, including mobile payment applications, evolving competitive landscape, developing industry standards, and changing client and consumer needs and preferences. We expect that new services and technologies applicable to the financial services, payments, and technology industries will continue to emerge. These changes in technology may limit the competitiveness of and demand for our services. Also, our clients and their customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these changes in order to remain competitive within our relative markets. For example, our ability to provide innovative point-of-sale technology to our merchant clients could have an impact on our Global Business Solutions business.

Failure to develop value-added services that meet the needs and preferences of our clients could have an adverse effect on our ability to compete effectively in our industry. Furthermore, clients’ and their customers’ potential negative reaction to our products and services can spread quickly through social media and damage our reputation before we have the opportunity to respond. If we are unable to anticipate or respond to technological changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected.

Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations.

Financial services, payments, and technology industries are highly competitive and our payment solutions compete against all forms of financial services and payment systems, including cash and checks, and electronic, mobile, and eCommerce payment platforms. If we are unable to differentiate ourselves from our competitors, drive value for our clients and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively. Our competitors may introduce their own value-added or other services or solutions more effectively than we do, which could adversely impact our growth. We also compete against new entrants that have developed alternative payment systems, eCommerce payment systems, and payment systems for mobile devices. Failure to compete effectively against any of these competitive threats could have a material adverse effect on us. In addition, the highly competitive nature of our industry could lead to increased pricing pressure which could have a material impact on our overall business and results of operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including:

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Rapid and significant changes in technology, resulting in new and innovative payment methods and programs that could place us at a competitive disadvantage and that could reduce the use of our products.

•	Competitors, clients, governments, and other industry participants may develop products that compete with or replace our value-added products and services.

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Participants in the financial services, payments, and technology industries may merge, create joint ventures, or form other business combinations that may strengthen their existing business services or create new payment services that compete with our services.

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New services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization, or other safety and security technologies.

Failure to compete effectively against any of these competitive threats could have a material adverse effect on us.

Our Global Business Solutions business depends, in part, on our merchant relationships and alliances. If we are unable to maintain these relationships and alliances, our business may be adversely affected.

Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments, and revenue sharing arrangements. Under our alliance program, a bank or other institution forms an alliance with us on an exclusive basis, either contractually or through a separate legal entity. Merchant contracts may be contributed to the alliance by us and/or the bank or institution. The banks and other institutions generally provide card association sponsorship, clearing, and settlement services and typically act as a merchant referral source when the institution has an existing banking or other relationship with such merchant. We provide transaction processing and related functions. Both we and our alliance partners may also provide management, sales, marketing, and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as its bank partner. Our Global Business Solutions business is dependent, in part, on our merchant relationships, alliances, and other distribution channels. We are working with our alliance partners to grow their businesses. There can be no guarantee that our efforts will be successful and that we will achieve growth in our merchant relationships, alliances, and other distribution channels. In addition, our contractual arrangements with our merchants and merchant alliance partners are for fixed terms and may also allow for early termination upon the occurrence of certain events. There can be no assurance that we will be able to renew our contractual arrangements with these merchants or merchant alliance partners on similar terms or at all. The loss of merchant relationships or alliance and financial institution partners could negatively impact our business and result in a reduction of our revenue and profit.

A disruptive implementation of the United Kingdom’s exit from the European Union could adversely affect our results of operations.

We are monitoring developments related to the implementation of the United Kingdom’s decision to exit the European Union (referred to as Brexit), which could, among other outcomes, disrupt the free movement of goods, services, data, and people between the U.K. and the E.U., undermine bilateral cooperation in key policy areas, and significantly disrupt trade between the U.K. and the E.U. The effects of Brexit will depend in part on any agreements the U.K. makes to retain access to E.U. markets. These agreements could potentially disrupt the markets we serve and the tax jurisdictions in which we operate and adversely change tax benefits or liabilities in these or other jurisdictions. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate. Given the lack of comparable precedent, it is unclear what financial, trade, and legal implications the withdrawal of the U.K. from the E.U. will have and how such withdrawal will affect us.

In addition, Brexit may create additional uncertainty in currency exchange rate fluctuations that may result in the strengthening of the U.S. dollar against foreign currencies in which we conduct business. We translate revenue denominated in foreign currency into U.S. dollars for our financial statements. During periods of a strengthening dollar, our reported international revenue is reduced because foreign currencies translate into fewer U.S. dollars.

Any of these effects of Brexit, among others, could materially adversely affect our relationships with our existing and future clients and suppliers, which could have an adverse effect on our business, financial results, and business opportunities.

Failure to obtain new clients or renew client contracts on favorable terms could adversely affect results of operations and financial condition.

Most of our sales involve long-term contracts, which generally require a notice period prior to their scheduled expiration if a client chooses not to renew. Some of these contracts may also allow for early termination upon the occurrence of certain events such as a change in control. While a vast majority of our contracts remain in effect through their scheduled expiration, we may face pricing pressure in obtaining and retaining our larger clients. Some of our competitors may offer more attractive fees to our current and prospective clients, or other services that we do not offer. Larger clients may be able to seek lower prices from us when they renew a contract, when a contract is extended, or when the client’s business has significant volume changes. They may also reduce services if they decide to move services in-house. Further, our SMB clients may exert pricing pressure due to pricing competition or other economic needs or pressures such clients experience from their customers. On some occasions, this pricing pressure results in lower revenue from a client than we had anticipated based on our previous agreement with that client. This reduction in revenue could result in an adverse effect on our business, operating results, and financial condition.

For potential clients of our business segments, switching from one vendor of core processing or related software and services (or from an internally-developed system) to a new vendor is a significant undertaking. As a result, potential clients often resist change. We seek to overcome this resistance through strategies such as making investments to enhance the functionality of our software. However, there can be no assurance that our strategies for overcoming potential clients’ reluctance to change vendors will be successful, and this resistance may adversely affect our growth.

Security breaches or cybersecurity attacks on our systems may have a significant effect on our business.

In order to provide our services, we process, store, and transmit sensitive business information and personal consumer information, including, but not limited to, names, bankcard numbers, home or business addresses, social security numbers, driver’s license numbers, and bank account numbers. Under the card network rules, various federal, state and international laws, and client contracts, we are responsible for information provided to us by financial institutions, merchants, ISOs, third-party service providers, and others. The confidentiality of such sensitive business information and personal consumer information that resides on our systems is critical to our business. Our systems are subject to cybersecurity attacks and other techniques which are intended to obtain unauthorized access, disable or degrade the service we provide, or sabotage our system. These cybersecurity attacks are often difficult to detect and are constantly evolving. We expect that unauthorized parties will continue to attempt to gain access to our systems or facilities through various means. We cannot be certain that the security measures and procedures we have in place to detect cybersecurity attacks and protect this sensitive data, including protection against unauthorized access and use by our employees, will be successful or sufficient to counter all current and emerging technology threats designed to breach our systems in order to gain access to confidential information. The increasing sophistication of cyber criminals and their continuous attempts to breach our system has increased the risk of a security breach of our systems. A breach of our products or systems processing or storing sensitive business information or personal consumer information could lead to claims against us, reputational damage, lost clients and lost revenue, substantial additional costs (including costs of notification of consumers, credit monitoring, card reissuance, contact centers and forensics), loss of our financial institution sponsorship, loss of clients’ and their customers’ confidence, as well as imposition of fines and damages, or potential restrictions imposed by card networks on our ability to process transactions, all of which could have a material adverse effect on our revenues, profitability, financial condition, and future growth. In addition, any cyberattacks or data security breaches affecting our clients, partners, or vendors could have similar negative effects. Furthermore, as security threats and cybersecurity attacks continue to evolve we will be required to invest additional resources to modify the security of our systems. The level of required investment could have a material adverse effect on our results of operations.

We may experience breakdowns in our processing systems that could damage client relations and expose us to liability.

Our core business depends heavily on the reliability of our processing systems. A system outage could have a material adverse effect on our business, financial condition, and results of operations. Not only would we suffer damage to our reputation in the event of a system outage, but we may also be liable to third parties. Many of our contractual agreements with clients require us to pay penalties if our systems do not meet certain operating standards. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include, but are not limited to, fire, natural disaster, unauthorized entry, power loss, telecommunications failure, computer viruses, terrorist acts, cyber attacks, and war. Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. To help protect against these events, we perform the vast majority of disaster recovery operations ourselves, but we also utilize select third parties for certain operations, particularly outside of the United States. To the extent we outsource our disaster recovery, we are at risk of the vendor’s unresponsiveness or other failures in the event of breakdowns in our systems. In addition, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

Disruptions at other participants in the global financial system could prevent us from delivering our products and services.

The operations and systems of many participants in the global financial system are interconnected. Many of the transactions that involve our products and services rely on multiple participants in the global financial system to accurately move funds and communicate information to the next participant in the transaction chain. A disruption for any reason at one of the participants in the global financial system could impact our ability to obtain or provide information or cause funds to be moved in a manner to successfully deliver our products and services. Although we work with other participants to avoid any disruptions, there is no assurance that such efforts will be effective. Such a disruption could lead to the inability for us to deliver products and services, reputational damage, lost clients and lost revenue, loss of clients’ and their customers’ confidence, as well as additional costs, all of which could have a material adverse effect on our revenues, profitability, financial condition, and future growth.

We may experience software defects, computer viruses, and development delays, which could damage client relations, our potential profitability and expose us to liability.

Our products are based on sophisticated software and computing systems that often encounter development delays, and the underlying software may contain undetected errors, viruses, or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential clients, harm to our reputation, fines imposed by card networks, or exposure to liability claims. In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and other agreements with our clients, we cannot assure that these measures will be successful in limiting our liability.

Our merchants may be unable to satisfy obligations for which we may also be liable.

We are subject to the risk of our merchants being unable to satisfy obligations for which we may also be liable. For example, we and our merchants acquiring alliances may be subject to contingent liability for transactions originally acquired by us that are disputed by the cardholder and charged back to the merchants. If we or the alliance is unable to collect this amount from the merchant because of the merchant’s insolvency or other reasons, we or the alliance will bear the loss for the amount of the refund paid to the cardholder. We have an active program to manage our credit risk and often mitigate our risk by obtaining collateral. It is possible, however, that a default on such obligations by one or more of our merchants could have a material adverse effect on our business. See note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for further information on our merchant credit losses.

Fraud by merchants or others could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to potential liability for fraudulent electronic payment transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant or other party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number, or other credentials to record a false sales transaction, processes an invalid card, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition, and results of operations.

Future consolidation of financial institution clients or other client groups may adversely affect our financial condition.

Bank industry consolidation could affect existing and potential clients in our service areas. Our alliance strategy could also be negatively affected by consolidations, especially where the banks involved are committed to their internal merchant processing businesses that compete with us. Bank consolidation has led to an increasingly concentrated client base, resulting in a changing client mix as well as increased price compression. Further consolidation in the bank industry or other client base could have a negative impact on us, including a loss of revenue and price compression.

We rely on various financial institutions to provide clearing services in connection with our settlement activities. If we are unable to maintain clearing services with these financial institutions and are unable to find a replacement, our business may be adversely affected.

We rely on various financial institutions to provide clearing services in connection with our settlement activities. If such financial institutions should stop providing clearing services or limit our volumes we would need to find other financial institutions to provide those services. If we are unable to find a replacement financial institution we may no longer be able to provide processing services to certain clients, which could negatively impact our revenue and earnings.

Because we rely on third-party vendors to provide products and services, we could be adversely impacted if they fail to fulfill their obligations.

Our business is dependent on third-party vendors to provide us with certain products and services. The failure of these vendors to perform their obligations in a timely manner could adversely affect our operations and profitability. In addition, if we are unable to renew our existing contracts with our most significant vendors, we might not be able to replace the related product or service at the same cost, which would negatively impact our profitability.

Changes in card association and debit network fees or products could increase costs or otherwise limit our operations.

From time to time, card associations and debit networks increase the organization and/or processing fees (known as interchange fees) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin, and adversely affect our business, operating results, and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes.

Our business may be adversely affected by geopolitical and other risks associated with operations outside of the United States and, as we continue to expand internationally, we may incur higher than anticipated costs and may become more susceptible to these risks.

We offer merchant acquiring, processing and issuing services outside of the United States, including in the United Kingdom, Germany, Argentina, India, and Brazil, where our principal non-U.S. operations are located. Our revenues derived from these and other non-U.S. operations are subject to additional risks, including those resulting from social and geopolitical instability and unfavorable political or diplomatic developments, all of which could negatively impact our financial results.

As we expand internationally and grow our non-U.S. client base, we may face challenges due to the presence of more established competitors and our lack of experience in such non-U.S. markets, and we may also incur higher than anticipated costs. If we are unable to successfully manage expenses relating to the international expansion of our business, our financial position and results of operations could be negatively impacted.

Cost savings initiatives may not produce the savings expected and may negatively impact our other initiatives and efforts to grow our business.

In recent years, we have implemented measures aimed at improving our profitability and maintaining flexibility in our capital resources, including restructuring efforts and the introduction of cost savings initiatives. We expect to continue to take measures to improve our profitability and cash flows from operating activities. However, there can be no assurance that the cost control measures will be successful. In addition, these and any future spending reductions, if any, may negatively impact our other initiatives or our efforts to grow our business, which may negatively impact our future results of operations and increase the burden on existing management, systems, and resources.

The ability to recruit, retain and develop qualified personnel is critical to our success and growth.

All of our businesses function at the intersection of rapidly changing technological, social, economic, and regulatory developments that requires a wide range of expertise and intellectual capital. For us to successfully compete and grow, we must retain, recruit, and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. In addition, we must develop our personnel to provide succession plans capable of maintaining continuity in our business. The market for qualified personnel, however, is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We cannot assure that key personnel, including executive officers, will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.

We have actively acquired businesses and may continue to make acquisitions of businesses or assets in the future. The acquisition and integration of businesses or assets involves a number of risks. The core risks are valuation (negotiating a fair price for the business), integration (managing the process of integrating the acquired company’s people, products, technology, and other assets to extract the value and synergies projected to be realized in connection with the acquisition), regulation (obtaining necessary regulatory or other government approvals that may be necessary to complete acquisitions), and diligence (identifying undisclosed or unknown liabilities or restrictions that will be assumed in the acquisition).

In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:

•	managing geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	complying with non-U.S. regulatory requirements;

•	fluctuations in currency exchange rates;

•	enforcement of intellectual property rights in some non-U.S. countries;

•	difficulty entering new non-U.S. markets due to, among other things, consumer acceptance and business knowledge of these new markets; and

•	general economic and political conditions.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the possible loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of the two companies’ operations could have an adverse effect on our business, results of operations, financial condition or prospects.

Financial Risks

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

We are highly leveraged. As of December 31, 2018, we had $17.6 billion of total debt. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

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requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use cash flow to fund our operations, capital expenditures, and future business opportunities;

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making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	making it more difficult for us to obtain network sponsorship and clearing services from financial institutions or to obtain or retain other business with financial institutions;

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limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

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limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our financial condition and results of operations are dependent in part upon our ongoing ability to refinance our maturing indebtedness at attractive interest rates.

Successful execution of our business strategy is dependent in part upon our ability to manage our capital structure to minimize interest expense and enhance free cash flow generation. Our senior secured revolving credit facility has $1.25 billion in commitments that are scheduled to mature in October 2023. In addition, approximately $2.5 billion of obligations under our existing long-term borrowings are scheduled to mature prior to December 31, 2022. We may not be able to refinance our senior secured credit facilities or our other existing indebtedness at or prior to their maturity at attractive rates of interest because of our high levels of debt, debt incurrence restrictions under our debt agreements or because of adverse conditions in credit markets generally.

An increase in interest rates may negatively impact our operating results and financial condition.

Certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest. An increase in interest rates would have a negative impact on our results of operations by causing an increase in interest expense.

As of December 31, 2018, we have $12 billion in variable rate debt, which includes $472 million on our accounts receivable securitization facility, and also includes $250 million drawn on our revolving credit facility. We have $2.8 billion in variable to fixed interest rate collars, which are subject to contractual ceilings and floors, and $7.25 billion in variable to fixed interest rate step-up swaps. The $1.3 billion and $1.5 billion interest rate collars expire in January 2019 and September 2019, respectively, and have a one month LIBOR ceiling of 1.50% and 1.75%, respectively. With respect to our step-up swaps, $4.75 billion of notional exposure step-up swaps, decreases by $750 million semi-annually, commencing in June 2019, and expires in December 2020. The remaining $2.5 billion of step-up swaps cover our exposure through May 2021. Based on outstanding debt balances and interest rates as of December 31, 2018, a 1% increase in variable interest rates would result in a decrease to pretax income of $10 million over the next twelve months. See note 14 “Derivative Financial Instruments” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for the discussion of our interest rate collar contracts.

Uncertainty about the future of the London Interbank Offer Rate (LIBOR) may adversely affect our business and financial results.

In July 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced its intent to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere, and whether other rate or rates may become accepted alternatives to LIBOR. This may cause LIBOR to perform differently than it did in the past and may have other consequences that cannot be predicted. No assurance can be provided that these uncertainties or their resolution will not adversely affect the use, level, and volatility of LIBOR or other interest rates. These uncertainties or their resolution also could negatively impact our borrowing costs, our hedging strategies, and other aspects of our business and financial results.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The agreements governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase, or make distributions in respect of, our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross-default provisions and, in the case of our senior secured revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under these agreements, the holders of our debt could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of our senior secured revolving credit facility, terminate all commitments to extend further credit. Such actions by these holders could cause cross-defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities or holders of our senior secured notes could proceed against the collateral securing such debt. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities and our senior secured notes. If the holders of our debt accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities or any other debt that may become due as a result of that acceleration and we could experience a material adverse effect on our financial condition and results of operations.

Our consolidated balance sheet includes significant amounts of goodwill and intangible assets. The impairment of a significant portion of these assets would negatively affect our financial condition and results of operations.

Our consolidated balance sheet includes goodwill and intangible assets that represent approximately 55% of our total assets as of December 31, 2018. These assets consist primarily of goodwill and client relationship intangible assets associated with our acquisitions. We also expect to engage in additional acquisitions, which may result in our recognition of additional goodwill and intangible assets. Under current accounting standards, we are required to amortize certain intangible assets over the useful life of the asset, while goodwill and certain other intangible assets are not amortized. On a regular basis we assess whether there have been impairments in the carrying value of goodwill and certain intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of a significant portion of goodwill or intangible assets could have a material adverse effect on our financial condition and results of operations.

Our results of operations may be adversely affected by changes in foreign currency exchange rates.

We are subject to risks related to the changes in currency rates as a result of our investments in non-U.S. operations and from revenues generated in currencies other than the U.S. dollar. Revenue and profit generated by such non-U.S. operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts to mitigate the market value risks associated with foreign currency-denominated transactions. These hedge contracts may not, however, eliminate all of the risks related to foreign currency translation. In addition, we may become subject to exchange control regulations that restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. Any of these factors could decrease the value of revenues and earnings we derive from our non-U.S. operations and have a material adverse impact on our business.

Unfavorable resolution of tax contingencies could adversely affect our results of operations and cash flows from operations.

Our tax returns and positions are subject to review and audit by federal, state, local, and international taxing authorities. An unfavorable outcome to a tax audit could result in higher tax expense, thereby negatively impacting our results of operations as well as our cash flows from operations. We have established contingency reserves for material, known tax exposures relating to deductions, transactions, and other matters involving some uncertainty as to the proper tax treatment of the item. These reserves reflect what we believe to be reasonable assumptions as to the likely final resolution of each issue if raised by a taxing authority. While we believe that the reserves are adequate to cover reasonably expected tax risks, there is no assurance that, in all instances, an issue raised by a tax authority will be finally resolved at a financial cost not in excess of any related reserve. An unfavorable resolution, therefore, could negatively impact our effective tax rate, financial position, results of operations, and cash flows in the current and/or future periods. See note 9 “Income Tax” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for more information.

Changes in tax laws and regulations could adversely affect our results of operations and cash flows from operations.

Our operations are subject to tax by federal, state, local, and international taxing jurisdictions. Changes in tax laws, in our significant tax jurisdictions could materially increase the amount of taxes we owe, thereby negatively impacting our results of operations as well as our cash flows from operations. For example, although we expect to benefit from the recently enacted changes in US tax laws, the limitations on the deductibility of interest expense in the U.S. negatively impact our effective tax rate, results of operations, and cash flows. We are working to reduce our net interest expense and increase our EBITDA in the U.S. However, to the extent we are unable to make enough progress, the negative impact will continue.

Potential tariffs or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

The United States recently imposed tariffs on certain imports from China, including on some of our hardware devices manufactured in China. If the U.S. administration imposes additional tariffs, or if additional tariffs or trade restrictions are implemented by the United States or other countries in connection with a global trade war, our other hardware devices produced in China could also be impacted. While it is too early to predict how the recently enacted tariffs and any future tariffs on items imported from China or elsewhere will impact our business, the cost of our products manufactured in China and imported into the United States or other countries could increase, which in turn could adversely affect the demand for these products and have a material adverse effect on our business and results of operations.

Regulatory and Legal Risks

Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services, and markets in which we operate.

We and our clients are subject to laws and regulations that affect the electronic payments industry in the many countries in which our services are used. In particular, our clients are subject to numerous laws and regulations applicable to banks, financial institutions, and card issuers in the United States and abroad, and, consequently, we are at times affected by these federal, state, and local laws and regulations. The United States government has increased its scrutiny of a number of credit card and other loan practices, from which some of our clients derive significant revenue. Regulation of the payments industry, including regulations applicable to us and our clients, has increased significantly in recent years. Failure to comply with laws and regulations applicable to our business may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services, and/or the imposition of consent orders or civil and criminal penalties, including fines which could have an adverse effect on our results of operation and financial condition.

We are subject to U.S. and international financial services regulations, a myriad of consumer protection laws, economic sanctions, laws and regulations, and anti-corruption laws, escheat regulations and privacy and information security regulations to name only a few. Changes to legal rules and regulations, or interpretation or enforcement of them, could have a negative financial effect on us. In particular, changing regulations or standards in the area of privacy and data protection could also adversely impact us. For example, the General Data Protection Regulation (GDPR), which became effective in May 2018, extends the scope of the E.U. data protection law to all companies processing data of E.U. residents, regardless of the company’s location. The law requires companies to meet new requirements regarding the handling of personal data. Our efforts to comply with GDPR and other privacy and data protection laws (such as the new California Consumer Privacy Act effective as of January 2020 and the Brazilian General Data Protection Law effective as of February 2020) may entail substantial expenses, may divert resources from other initiatives and projects, and could limit the services we are able to offer. Further, failure to meet GDPR requirements could result in fines, penalties, and reputational damage. The GDPR and other privacy and data protection laws may be interpreted and applied differently from country to country and may create inconsistent or conflicting requirements. Such regulations increase our compliance and administrative burden significantly. In addition, E.U. laws and regulations are typically subject to different and potentially inconsistent interpretations by the countries that are members of the E.U., which can make compliance more costly and operationally difficult to manage. Moreover, the countries that are members of the E.U. may each have different and potentially inconsistent interpretations of regulations implementing the E.U. Payment Services, which could make compliance more costly and operationally difficult to manage. Furthermore, following the passage of the second Payment Services Directive in Europe, several countries, including Australia, Canada, Hong Kong and Mexico are contemplating granting various types of access rights to third party processors, which could have implications for our business as well.

Additionally, the Dodd-Frank Act significantly changed the United States financial regulatory system by, among other things, creating the CFPB to regulate consumer financial products and services (including many offered by our clients), restrict debit card fees paid by merchants to issuer banks and allow merchants to offer discounts for different payment methods. CFPB rules, examinations, and enforcement actions may require us to adjust our activities and may increase our compliance costs. The regulations under the Dodd-Frank Act require all debit card issuing financial institutions to participate in at least two, unaffiliated debit networks (banning exclusivity agreements between one debit network and one debit card issuer) and prohibit card issuers and payment networks from inhibiting the ability of merchants to choose among the enabled debit networks for the routing of each debit card transaction. Changes to the Dodd-Frank Act or regulations could adversely impact our debit network business. In addition, certain of our alliance partners are subject to regulation by federal and state authority and, as a result, could pass through some of those compliance obligations to us.

Failure to comply with the U.S. Foreign Corrupt Practices Act, anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

We operate our business around the world, including in certain foreign countries with developing economies, where companies often engage in business practices that are prohibited by U.S. and U.K. regulations, including the FCPA and the U.K. Bribery Act. Such laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the U.S. and other business entities for the purpose of obtaining or retaining business. We have implemented policies to discourage such practices; however, there can be no assurance that all of our employees, consultants, and agents, including those that may be based in or from countries where practices that violate U.S. laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

In addition, we are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act (BSA). Among other things, the BSA requires money services businesses (such as money transmitters and providers of prepaid access) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records. Our subsidiary Money Network Financial LLC provides prepaid access for various open loop prepaid programs for which it is the program manager and therefore must meet the requirements of the Financial Crimes Enforcement Network, the agency that enforces the BSA.

We are also subject to certain economic and trade sanctions programs that are administered by the OFAC which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations.

Similar anti-money laundering and counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the country equivalents to OFAC lists in several other countries and require specific data retention obligations to be observed by intermediaries in the payment process. Our businesses in those jurisdictions are subject to those data retention obligations.

Failure to comply with any of these laws and regulations or changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may result in significant financial penalties, reputational harm, or change the manner in which we currently conduct some aspects of our business, which could significantly affect our results of operations or financial condition.

Changes in credit card association or other network rules or standards could adversely affect our business.

In order to provide our transaction processing services, several of our subsidiaries are registered with Visa and MasterCard and other networks as members or service providers for member institutions. As such, we and many of our clients are subject to card association and network rules that could subject us or our clients to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us, acquiring clients, processing clients, and merchants. Visa, MasterCard, and other networks, some of which are our competitors, set the rules and standards with which we must comply. The termination of our member registration or our status as a certified service provider, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to or through our clients, could have an adverse effect on our business, results of operations, and financial condition.

Legislative or regulatory initiatives on cybersecurity and data privacy could adversely impact our business and financial results.

Cybersecurity and data privacy risks have received heightened legislative and regulatory attention. For example, the U.S. banking agencies have proposed enhanced cyber risk management standards that would apply to us and our financial institution clients and that would address cyber risk governance and management, management of internal and external dependencies, and incident response, cyber resilience, and situational awareness. Several states also have adopted or proposed cybersecurity laws targeting these issues. Legislation and regulations on cybersecurity and data privacy may compel us to enhance or modify our systems, invest in new systems, or alter our business practices or our policies on data governance and privacy. If any of these outcomes were to occur, our operational costs could increase significantly.

Failure to protect our intellectual property rights and defend ourselves from potential patent infringement claims may diminish our competitive advantages or restrict us from delivering our services.

Our trademarks, patents, and other intellectual property are important to our future success. The First Data trademark and trade name, the STAR trademark and trade name, and the Clover trademark and trade name are intellectual property rights which are individually material to us. These trademarks and trade names are widely recognized and associated with quality and reliable service. Loss of the proprietary use of the First Data, STAR, and Clover trademarks and trade names or a diminution in the perceived quality associated with them could harm the growth of our businesses. We also rely on proprietary technology. It is possible that others will independently develop the same or similar technology. Further, we use open source architecture in connection with our solutions, in particular our Clover open architecture platform. Companies that incorporate open source platforms into their solutions have, from time to time, faced claims challenging the ownership of such platforms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. We cannot guarantee that we can protect our trade secrets, know-how, or other proprietary information. Our patents could be challenged, invalidated or circumvented by others, and may not be of sufficient scope or strength to provide us with any meaningful protection or advantage. If we are unable to maintain the proprietary nature of our technologies, we could lose competitive advantages and be materially adversely affected. Additionally, the laws of certain non-U.S. countries where we do business or contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings could prevent us from selling our services or prevent us from preventing others from selling competing services, and thereby may have a material adverse effect on the business and results of operations. Additionally, claims have been made, are currently pending, and other claims may be made in the future, with regard to our technology allegedly infringing on a patent or other intellectual property rights. Unfavorable resolution of these claims could either result in us being restricted from delivering the related product or service or result in a settlement that could be materially adverse to us.

Failure to comply with state and federal antitrust requirements could adversely affect our business.

Through our merchant alliances, we hold an ownership interest in several competing merchant acquiring businesses while serving as an electronic processor for those businesses. In order to satisfy state and federal antitrust requirements, we actively maintain an antitrust compliance program. Notwithstanding our compliance program, it is possible that perceived or actual violations of state or federal antitrust requirements could give rise to regulatory enforcement investigations or actions. Regulatory scrutiny of, or regulatory enforcement action in connection with, compliance with state and federal antitrust requirements could have a material adverse effect on our reputation and business.

We are the subject of various legal proceedings which could have a material adverse effect on our revenue and profitability.

We are involved in various litigation matters. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations and make voluntary self-disclosures to government or regulatory agencies from time to time. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees, and/or change our business practices, any of which could have a material adverse effect on our revenue and profitability.

Our ability to utilize net operating loss carryforwards could be limited if we were to experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended (Code), contains rules that impose an annual limitation on the ability of a company with net operating loss carryforwards that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock (by value) over a three-year period, to utilize its net operating loss carryforwards in years after the ownership change. These rules generally operate by focusing on ownership changes among holders owning directly or indirectly 5% or more of the shares of stock of a company or any change in ownership arising from a new issuance of shares of stock by such company. If a company’s income in any year is less than the annual limitation prescribed by Section 382 of the Code, the unused portion of such limitation amount may be carried forward to increase the limitation (and net operating loss carryforward utilization) in subsequent tax years.

Our initial public offering in October 2015 and the subsequent follow-on secondary offerings in September 2017 and August 2018 did not result in an ownership change within a three-year period for purposes of Section 382 of the Code. If, however, we were to undergo an ownership change as a result of future transactions involving our common stock, including the closing of the recently announced Agreement and Plan of Merger between First Data and Fiserv, Inc., our ability to use our net operating loss carryforwards would be subject to the limitations of Section 382 of the Code. It is possible that a portion of our net operating loss carryforwards may expire before we would be able to use them. In the event we are unable to utilize our net operating loss carryforwards, there may be a negative impact on our financial position and results of operations.

In addition to the aforementioned federal income tax implications pursuant to Section 382 of the Code, most states follow the general provisions of Section 382 of the Code, either explicitly or implicitly resulting in separate state net operating loss limitations.

Risks Related to Ownership Structure

Kohlberg Kravis Roberts & Co. L.P. (KKR) controls us and its interests may conflict with ours or yours in the future.

KKR controls a majority of the combined voting power of our common stock. As a result, KKR has the ability to elect all of the members of our Board and thereby control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions and the interests of KKR may not in all cases be aligned with your interests.

In addition, KKR may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, KKR could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation provides that none of KKR or any director who is not employed by us (including any nonemployee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KKR also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as a KKR affiliate continues to beneficially own a sufficient number of shares of Class B common stock, even if it beneficially owns significantly less than 50% of the shares of our outstanding common stock, it will continue to be able to effectively control our decisions. For example, if our Class B common stock amounted to 15% of our outstanding common stock, beneficial owners of our Class B common stock (including KKR), would collectively control 64% of the voting power of our common stock. The shares of our Class B common stock beneficially owned by a KKR affiliate may be transferred to an unrelated third party if the holders of a majority of the shares of Class B common stock have consented to such transfer in writing in advance.

In addition, KKR will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our Company or a change in the composition of our Board and could preclude any acquisition of our Company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock.